FORM 8-K   EXHIBIT 99


Exhibit 99     Text of registrant's press release dated July 17, 2000

Contact:

For Stone & Webster:                    For Shaw:
Michael Freitag                         Christine R. Noel
Kekst and Company                  The Shaw Group Inc.
(212) 521-4800                     (225) 932-2500


FOR IMMEDIATE RELEASE


               SALE OF STONE & WEBSTER ASSETS
               TO THE SHAW GROUP INC. APPROVED

BOSTON, Massachusetts, July 17, 2000 - Stone & Webster, Incorporated (OTC Bulletin Board: SWBIQ) today announced that the U.S. Bankruptcy Court for the District of Delaware approved the sale of substantially all of the Company's assets to The Shaw Group Inc. (NYSE: SGR) and the transaction was effectively closed on Friday, July 14, 2000.

The Shaw Group was the successful bidder for Stone & Webster's assets in a sale proceeding under Chapter 11 of the U.S. Bankruptcy Code. Accordingly, Stone & Webster's previously announced asset sale agreement with Jacobs Engineering Group Inc. (NYSE: JEC) has been terminated. The sale produced a topping bid evaluated at approximately $147 million over the previous Jacobs agreement. Jacobs received a breakup fee of $10 million.

Under terms of The Shaw Group's successful bid, Shaw acquired substantially all of the assets and assumed certain liabilities of S&W, for a total purchase price of approximately $38 million in cash and approximately $105.8 million of Shaw Common Stock (approximately 2.2 million shares). Shaw also assumed liabilities with a book value of approximately $450 million and acquired assets with a book value of approximately $600 million. Shaw has agreed to complete substantially all of Stone & Webster's contracts for current and future projects.

Stone & Webster filed for court protection under Chapter 11 of the U.S. Bankruptcy Code on June 2, 2000. As the Company has previously stated, because the sale of assets is occurring in the context of a pending Chapter 11 case, it is not possible to determine at the present time what value, if any, will ultimately be received by Stone & Webster's stockholders. Such a determination can only be made after substantial resolution of Stone & Webster's Chapter 11 reorganization.

Stone & Webster's Chairman and CEO, H. Kerner Smith, stated "We are pleased that the value of the Company's assets was maximized through the bid process, and we believe that the combination with The Shaw Group will provide a strong competitor in the markets served, and provide opportunities for growth. "

Stone & Webster's common stock is trading as an over-the- counter ("OTC") equity security under the symbol "SWBIQ." Quotation service is provided by the OTC Bulletin Board and the National Quotation Bureau, LLC "Pink Sheets." Market makers are providing orderly trading of the stock. Investors should call their brokers for daily pricing and volume information.

# #  #  Forward-Looking
Information The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Any of the statements or comments made in this release that refer to the Company's estimated or future results are forward looking and reflect the Company's current analysis of existing trends and information. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environments, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.